Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed combined statement of operations of China Teletech Holding, Inc. (“CNCT” or the "Company") gives effect to the merger of CNCT and Liaoning Kunchengyuan Internet Technology Co. Ltd. (formerly known as Kuncheng Education Investment Co. Ltd.) ("LKIT") as if such transaction occurred at the beginning of the periods presented. The unaudited pro forma condensed combined statement of operations for the period ended June 30, 2017 is derived from the unaudited financial statements of CNCT for the period ended June 30, 2017 and unaudited financial statements of LKIT for the period ended June 30, 2017.

The unaudited pro forma condensed combined balance sheet at June 30, 2017 gives effect to the Merger of CNCT and LKIT as if such transaction occurred on June 30, 2017.  The unaudited pro forma condensed combined balance sheet is derived from the unaudited balance sheets of CNCT and LKIT as of June 30, 2017.

The unaudited pro forma condensed combined financial data do not reflect the effects of any anticipated changes to be made by LKIT in its operations from the historical operations and are presented for informational purposes only and should not be construed to be indicating (i) the results of operations or the financial position of LKIT that actually would have occurred had the proposed merger been consummated as of the dates indicated or (ii) the results of operation or the financial position of LKIT in the future.

The proposed Merger is expected to be accounted for as an acquisition and it is the intention of the parties to continue the operations upon closing.

The following pro forma condensed combined financial data and notes are qualified in their entirety by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operation," the consolidated financial statements and notes thereto of LKIT and other historical information included elsewhere in this filing.

China Teletech Holding, Inc.

Proforma Condensed Combined Balance Sheet

As of June 30, 2017

			Elimination
	Kuncheng	CNCT	& Adjustments	Pro Forma
Assets
Cash and cash equivalents	$60,045	$-	$-	$60,045
Accounts receivable	50,443			50,443
Other receivables	1,333	-	-	1,333
Prepaid expenses and other	-	200,000	-	200,000
Investment in subsidiary	-	1,520,544	(1,520,544)	-
Goodwill	-	-
Total assets	$111,821	$1,720,544	$(1,520,544)	$311,821

Liabilities and stockholders’ deficit
Accounts payable	$13,236	$-	$	$13,236
Other tax payable	7,164			7,164
Wages payable	16,241			16,241
Accrued liabilities and other payable	16,946	54,000		70,946
Amount due to related parties	11,883	515,223		527,106
Deferred revenue	294,801			294,801
Contingency liabilities		43,219		43,219
Total liabilities	360,271	612,442	-	972,713

Stockholders’ deficit:
Common stock	-	1,736,638		1,736,638
Registered capital	534,531	-	(534,531)	-
Shares to be issued		64,750		64,750
Additional paid in capital	-	5,666,892	(1,868,889)	3,798,003
Non-controlled interest	-	-	(121,741)	(121,741)
Accumulated deficit	(774,830)	(6,360,178)	996,465	(6,138,543)
Accumulated other comprehensive gain	(8,152)	-	8,152	-
Total stockholders’ deficit	(248,450)	1,108,102	(1,520,544)	(660,892)
Total liabilities and stockholders’ deficit	$111,821	$1,720,544	$(1,520,544)	$311,821

China Teletech Holding Inc.

Proforma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2017

			Elimination
	Kuncheng	CNCT	& Adjustments	Pro Forma
Revenues	$100,634	$-	$(100,634)	$-

Cost of revenue	(49,502)	-	49,502	-

Gross profit (loss)	51,132	-	(51,132)	-

Selling, general and administrative expenses	(142,201)	(192,667)	142,201	(192,667)

Income (loss) from operations	(91,069)	(192,667)	91,069	(192,667)

Other (expenses)	(731)	-	731	-
Gain on acquisition			221,636	221,636

Income (loss) from operations before income taxes	(91,800)	(192,667)	313,436	28,969

Income tax provision	-	-	-	-

Net income (loss)	(91,800)	(192,667)	313,436	28,969

Other comprehensive loss:
Foreign currency translation gain	(8,152)	-	8,152	-

Comprehensive loss	$(99,952)	$(192,667)	$321,588	$28,969

Per share information – basic and fully diluted:
Weighted average shares outstanding		173,663,776		173,663,776
Net income/(loss) per share, basic		$(0.001)		$0.0002